Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

●	Registration Statement (Form S-8 No. 333-249328) pertaining to the 2016 Long-Term Incentive Plan of Burford Capital Limited, and

●	Registration Statement (Form S-8 No. 333-259493) pertaining to the 2021 Non-Employee Directors’ Share Plan of Burford Capital Limited;

of our reports dated May 16, 2023, with respect to the consolidated financial statements of Burford Capital Limited and the effectiveness of internal control over financial reporting of Burford Capital Limited included in this Annual Report (Form 20-F) of Burford Capital Limited for the year ended December 31, 2022.

/s/ Ernst & Young LLP

Guernsey, Channel Islands

May 16, 2023